News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com



Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES FIRST-QUARTER 2014 FINANCIAL RESULTS
* Revenue declines 6 percent; 4 percent on a constant currency(1) basis
* Diluted loss per share of $1.15 vs. a loss of 77 cents in 1Q 2013
* Cash from operations of $20 million vs. $14 million in 1Q 2013

BLUE BELL, Pa., April 22, 2014 - Unisys Corporation (NYSE: UIS) today reported a first-quarter 2014 net loss of $53.5 million, or a loss of $1.15 per diluted share, which included $19.3 million of pension expense. In the first quarter of 2013 the company reported a net loss of $33.9 million, or a loss of 77 cents per diluted share, which included $22.3 million of pension expense. Excluding pension expense in both periods, the non-GAAP diluted loss per share(2) in the first quarter of 2014 was 74 cents compared with a non-GAAP diluted loss per share of 26 cents in the first quarter of 2013.

First-quarter 2014 revenue declined 6 percent to $762 million from $810 million in the year-ago quarter. On a constant currency basis, first-quarter 2014 revenue declined 4 percent.

"Following a strong fourth quarter of 2013, our first-quarter 2014 revenue and margins were impacted by lower sales of technology and IT services projects, while cash from operations improved over the year ago quarter," said Unisys Chairman and CEO Ed Coleman. "We look for improved results through the course of the year, driven in part by anticipated full-year growth in our technology business. We are confident in our strategy and are optimistic about the investments we are making in new products such as our Stealth cybersecurity software, our Forward! by Unisys fabric-based server platform, and our cloud-based offerings."

FIRST-QUARTER COMPANY AND BUSINESS SEGMENT HIGHLIGHTS
U.S. revenue declined 5 percent in the quarter. U.S. Federal government revenue grew 2 percent. International revenue declined 7 percent. On a constant currency basis, international revenue declined 4 percent.

First-quarter 2014 services revenue declined 4 percent from the prior-year quarter driven by lower outsourcing and infrastructure services revenue. Reflecting the lower services revenue, first-quarter 2014 services gross profit margin declined to 15.8 percent from 17.4 percent a year ago while services operating profit margin declined to 1.9 percent from 3.1 percent a year ago.

First-quarter 2014 services orders decreased from year-ago levels primarily driven by lower outsourcing orders. Services backlog at March 31, 2014 was $4.5 billion compared to $4.8 billion at December 31, 2013.

First-quarter 2014 technology revenue declined 19 percent from the prior-year quarter driven by lower sales of ClearPath enterprise software and servers. Reflecting the lower ClearPath sales, first-quarter 2014 technology gross profit margin declined to 42.5 percent from 45.8 percent in the year-ago quarter and technology operating profit (loss) margin declined to (21.2) percent from 0.2 percent in the year-ago quarter.

The company reported an overall first-quarter 2014 gross profit margin of
17.5 percent compared with 19.9 percent in the year-ago quarter. Operating expenses (SG&A and R&D expenses) declined 4 percent from the year-ago period. The company reported a first-quarter 2014 operating loss of $19.9 million compared with an operating profit of $1.6 million in the first quarter of 2013.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS

Unisys generated $20 million of cash from operations in the first quarter of 2014 compared to $14 million in the first quarter of 2013. Cash from operations included pension contributions of $56 million in the first quarter of 2014, an increase from $27 million in the first quarter of 2013. Capital expenditures in the first quarter of 2014 were $45 million compared with $26 million in the year-ago quarter. After capital expenditures, the company used $25 million of free cash(3) in the first quarter of 2014 compared with free cash usage of $12 million in the first quarter of 2013. Free cash flow before pension contributions increased to $31 million in the first quarter of 2014 from $15 million in the year-ago quarter.

At March 31, 2014, the company reported a cash balance of $614 million and total debt of $210 million.

NON-GAAP INFORMATION
Unisys reports its results in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. However, in an effort to provide investors with additional perspective regarding the company's results as determined by GAAP, the company also discusses, in its earnings press release and/or earnings presentation materials, non-GAAP information which management believes provides useful information to investors. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and assess operational alternatives. These non-GAAP measures may include non-GAAP diluted earnings per share, free cash flow, free cash flow before pension contributions, and constant currency.

Our non-GAAP measures are not intended to be considered in isolation or as substitutes for results determined in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. (See GAAP to non-GAAP reconciliations attached.)

 (1) Constant currency - The company refers to growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

(2) Non-GAAP diluted earnings/loss per share - Unisys recorded pension expense of $19.3 million and $22.3 million during the first quarters of 2014 and 2013, respectively. In an effort to provide investors with a perspective on the company's earnings without these charges, they are excluded from the non-GAAP diluted earnings/loss per share calculations.

 (3) Free cash flow - To better understand the trends in our business, we believe that it is helpful to present free cash flow, which we define as cash flow from operations less capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. Because of the significance of the company's pension funding obligations, free cash flow before pension funding is also provided.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the company's ability to drive profitable growth in consulting and systems integration; the company's ability to profitably grow its outsourcing business; the company's ability to maintain and grow its technology business; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the risks that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the company's ability to attract, motivate and retain experienced and knowledgeable personnel in key positions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the company's ability to continue to simplify its operations and provide services more cost efficiently; the adverse effects of global economic conditions; the risk that breaches of data security could expose the company to legal liability and could harm its business and reputation; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0422/9244

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                                           Three Months
                                          Ended March 31
                                       -------------------
                                         2014       2013
                                       --------   --------
Revenue
  Services                               $690.9     $723.0
  Technology                               70.8       86.9
                                       --------   --------
                                          761.7      809.9
Costs and expenses
  Cost of revenue:
    Services                              592.2      602.8
    Technology                             36.5       46.3
                                       --------   --------
                                          628.7      649.1
Selling, general and
  administrative                          138.5      142.2
Research and development                   14.4       17.0
                                       --------   --------
                                          781.6      808.3
                                       --------   --------
Operating profit (loss)                   (19.9)       1.6

Interest expense                            2.0        2.7
Other income (expense), net                (9.8)      (4.9)
                                       --------   --------
Loss before income taxes                  (31.7)      (6.0)
Provision for income taxes                 16.0       21.4
                                       --------   --------
Consolidated net loss                     (47.7)     (27.4)
Net income attributable
  to noncontrolling interests               3.1        2.5
                                       --------   --------
Net loss attributable
  to Unisys Corporation                   (50.8)     (29.9)
Preferred stock dividend                    2.7        4.0
                                       --------   --------
Net loss attributable
  to Unisys Corporation
  common shareholders                    ($53.5)    ($33.9)
                                       ========   ========

Loss per common share attributable
  to Unisys Corporation
    Basic                               ($ 1.15)   ($  .77)
                                       ========   ========
    Diluted                             ($ 1.15)   ($  .77)
                                       ========   ========
Shares used in the per share
  computations (thousands):
  Basic                                  46,343     44,054
  Diluted                                46,343     44,054

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
March 31, 2014
------------------
Customer revenue        $761.7                $690.9       $70.8
Intersegment                        ($9.6)       0.2         9.4
                      --------   --------   --------    --------
Total revenue           $761.7      ($9.6)    $691.1       $80.2
                      ========   ========   ========    ========
Gross profit percent     17.5%                 15.8%       42.5%
                      ========              ========    ========
Operating profit
  (loss) percent         (2.6%)                 1.9%      (21.2%)
                      ========              ========    ========
Three Months Ended
March 31, 2013
------------------
Customer revenue        $809.9                $723.0       $86.9
Intersegment                       ($17.3)       0.5        16.8
                      --------   --------   --------    --------
Total revenue           $809.9     ($17.3)    $723.5      $103.7
                      ========   ========   ========    ========
Gross profit percent     19.9%                 17.4%       45.8%
                      ========              ========    ========
Operating profit
  percent                 0.2%                  3.1%        0.2%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         March 31,   December 31,
                                           2014         2013
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $613.8       $639.8
Accounts and notes receivable, net           564.9        683.1
Inventories
   Parts and finished equipment               29.2         32.8
   Work in process and materials              23.0         22.3
Deferred income taxes                         19.1         24.1
Prepaid expense and other
 current assets                              139.4        138.7
                                        ----------   ----------
Total                                      1,389.4      1,540.8
                                        ----------   ----------
Properties                                 1,117.3      1,095.5
Less accumulated depreciation
  and amortization                           939.6        920.8
                                        ----------   ----------
Properties, net                              177.7        174.7
                                        ----------   ----------
Outsourcing assets, net                      110.8        115.5
Marketable software, net                     135.1        129.1
Prepaid postretirement assets                106.5         83.7
Deferred income taxes                        125.7        112.3
Goodwill                                     189.7        188.7
Other long-term assets                       164.3        165.2
                                        ----------   ----------
Total                                     $2,399.2     $2,510.0
                                        ==========   ==========
Liabilities and deficit
Current liabilities
Accounts payable                            $221.4       $246.7
Deferred revenue                             407.2        402.4
Other accrued liabilities                    339.4        375.7
                                        ----------   ----------
Total                                        968.0      1,024.8
                                        ----------   ----------
Long-term debt                               210.0        210.0
Long-term postretirement liabilities       1,648.1      1,697.2
Long-term deferred revenue                   119.7        122.7
Other long-term liabilities                  113.0        119.2
Commitments and contingencies
Total deficit                               (659.6)      (663.9)
                                        ----------   ----------
Total                                     $2,399.2     $2,510.0
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                              Three Months Ended
                                                   March 31
                                             -------------------
                                                2014      2013 *
                                              -------    -------
Cash flows from operating activities

Consolidated net loss                          ($47.7)    ($27.4)
Add (deduct) items to reconcile consolidated net
 loss to net cash provided by operating activities:
Foreign currency transaction loss                 5.8        6.5
Employee stock compensation                       7.2        5.9
Depreciation and amortization of properties      12.0       11.9
Depreciation and amortization of
 outsourcing assets                              13.3       12.8
Amortization of marketable software              14.7       15.5
Disposals of capital assets                       0.3        0.1
Gain on sale of business                         (0.7)         -
Pension contributions                           (55.5)     (26.6)
Pension expense                                  19.5       23.2
Decrease in deferred income taxes, net            2.8       11.7
Decrease in receivables, net                    121.2       69.5
Decrease (increase) in inventories                3.0       (0.8)
Decrease in accounts payable
 and other accrued liabilities                  (66.0)     (76.9)
Decrease in other liabilities                    (9.6)      (4.6)
Increase in other assets                         (0.1)      (6.6)
Other                                            (0.1)      (0.1)
                                              -------    -------
Net cash provided by operating activities        20.1       14.1
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                    1,431.6    1,224.8
 Purchases of investments                    (1,429.0)  (1,223.7)
 Investment in marketable software              (20.7)     (14.8)
 Capital additions of properties                (15.2)      (3.6)
 Capital additions of outsourcing assets         (8.7)      (7.5)
 Other                                            0.9        0.2
                                              -------    -------
Net cash used for investing activities          (41.1)     (24.6)
                                              -------    -------
Cash flows from financing activities

 Purchases of common stock                        (.9)         -
 Dividends paid on preferred shares              (4.0)      (4.0)
 Proceeds from exercise of stock options          2.6        0.5
 Net proceeds from short-term borrowings            -        0.4
                                              -------    -------
Net cash used for financing activities           (2.3)      (3.1)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                            (2.7)     (13.4)
                                              -------    -------

Decrease in cash and cash equivalents           (26.0)     (27.0)
Cash and cash equivalents, beginning of
 period                                         639.8      655.6
                                              -------    -------
Cash and cash equivalents, end of period       $613.8     $628.6
                                              =======    =======
*Certain components of net cash provided by operating activities were changed to present pension expense separately, consistent with the 2014 presentation.

                              (1)
                        UNISYS CORPORATION
  RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
                          (Unaudited)
              (Millions, except per share data)

                                                  Three Months
                                                 Ended March 31
                                               ------------------
                                                  2014     2013
                                                -------- --------
GAAP net loss
  attributable to Unisys Corporation
  common shareholders                             ($53.5)  ($33.9)

FAS87 pension charges, net of tax                   19.3     22.3
                                                -------- --------
Non-GAAP net loss
  attributable to Unisys Corporation
  common shareholders                              (34.2)   (11.6)

Add preferred stock dividend                         0.0      0.0
                                                -------- --------
Non-GAAP net loss
  attributable to Unisys
  Corporation for diluted
  earnings per share                              ($34.2)  ($11.6)
                                                ======== ========
Weighted average
  shares (thousands)                              46,343   44,054

Plus incremental shares from assumed conversion:
  Employee stock plans                                 0        0
  Preferred stock                                      0        0
                                                -------- --------
GAAP adjusted weighted
  average shares                                  46,343   44,054
                                                ======== ========
Diluted earnings (loss) per share

GAAP basis
GAAP net loss
  attributable to Unisys
  Corporation for diluted
  earnings per share                              ($53.5)  ($33.9)

Divided by adjusted weighted
  average shares                                  46,343   44,054
GAAP net loss
  per diluted share                             ($  1.15) ($  .77)
                                                ======== ========
Non-GAAP basis
Non-GAAP net loss
  attributable to Unisys
  Corporation for diluted
  earnings per share                              ($34.2)  ($11.6)

Divided by Non-GAAP adjusted
  weighted average shares                         46,343   44,054

Non-GAAP net loss
  per diluted share                              ($  .74) ($  .26)
                                                ======== ========

                              (2)
                      UNISYS CORPORATION
               RECONCILIATION OF GAAP TO NON-GAAP
                          (Unaudited)
                           (Millions)

FREE CASH FLOW
--------------
                                          Three Months
                                         Ended March 31
                                       -----------------
                                         2014     2013
                                       -------- --------
Cash provided by operations               $20.1    $14.1

Additions to marketable
  software                                (20.7)   (14.8)
Additions to properties                   (15.2)    (3.6)
Additions to outsourcing
  assets                                   (8.7)    (7.5)
                                       -------- --------
Free Cash Flow                            (24.5)   (11.8)
Pension funding                            55.5     26.6
                                       -------- --------
Free cash flow before
  pension funding                         $31.0    $14.8
                                       ======== ========